December 2008 Preliminary Terms No. [•] Registration Statement No. 333-145845 Dated December 23, 2008 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Equities

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 80% of their investment if the underlying asset increases in value. These investments allow investors to capture enhanced returns when the underlying asset declines in value. The enhancement typically applies only for a certain range of negative price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity. The Bear Market PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Bear Market PLUS are subject to the creditworthiness of Barclays Bank PLC.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	July 28, 2009
Underlying index:	S&P 500® Index (the “Index”)
Aggregate principal amount:	$[•]
Payment at maturity:

•   If the final index value is less than the initial index value,

$10 + enhanced downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•   If the final index value is greater than or equal to the initial index value,

$10 – upside reduction amount

In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
Valuation date:	July 23, 2009, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$[11.70] to $[12.30] ([117]% to [123]% of the stated principal amount) per Bear Market PLUS (the actual maximum payment at maturity will be determined on the pricing date)
Minimum payment at maturity:	$2 (20% of the stated principal amount) per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	January [—], 2009 (expected to price on or about January 23, 2009)
Original issue date:	January [—], 2009 (5 business days after the pricing date)
CUSIP:	06740C 493
Listing:	We do not intend on listing the Bear Market PLUS any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“Morgan Stanley”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.15	$9.85
Total	$[•]	$[•]	$[•]

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per Bear Market PLUS. Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND

INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU

MAKE AN INVESTMENT DECISION.

Prospectus Supplement dated August 27, 2008

Prospectus dated August 27, 2008 and

Index Supplement dated September 22, 2008

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008, the index supplement dated September 22, 2008 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays

Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed)

and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275

(Extension 1101). A copy of the each of these documents may be obtained from Barclays Capital, 200 Cedar Knolls Road,

Building E, 4th Floor— Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Bear Market

PLUS or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley	Barclays Capital Inc.

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Additional Terms of the Bear Market PLUS

You should read these preliminary terms together with the prospectus dated August 27, 2008, as supplemented by the prospectus supplement dated August 27, 2008 and the index supplement dated September 22, 2008 relating to our Medium-Term Notes, Series A, of which these Bear Market PLUS are a part. These preliminary terms, together with the documents listed below, contain the terms of the Bear Market PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Bear Market PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Bear Market PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185504/d424b3.htm

•	Prospectus supplement dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185517/d424b3.htm

•	Index supplement dated September 22, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508199264/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Bear Market PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Bear Market PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley & Co. Incorporated is acting in its capacity as a selected dealer.

December 2008	Page 2

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside SecuritiesSM

The S&P 500® Index Bear Market PLUS (the “Bear Market PLUS”) can be used:

■	As an alternative to a direct short exposure to the S&P 500® Index that enhances returns for a certain range of negative price performance of the S&P 500® Index

■	To enhance returns and potentially outperform a short strategy on the S&P 500® Index in a moderately bearish scenario

■

To potentially achieve similar levels of short exposure to the S&P 500® Index as a direct short investment, subject to maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The Bear Market PLUS are exposed to losses on a 1:1 basis at maturity to the positive performance of the S&P 500® Index, subject to the minimum payment at maturity.

Maturity:	6 Months

Leverage factor:	300%

Maximum payment at maturity:	$[11.70] to $[12.30] per Bear Market PLUS (117]% to 123]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).

Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

S&P 500® Index Overview

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Bear Market PLUS. The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX”.

The information on the S&P 500® Index provided in these preliminary terms should be read with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

December 2008	Page 3

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Information on the S&P 500® Index as of market close on December 19, 2008

Bloomberg Ticker Symbol:	SPX

Current Index Value:	887.88

52 Weeks Ago:	1,453.00

52 Week High (as of 12/19/08):	1,498.85

52 Week Low (as of 12/19/08):	741.02

-

Key Investment Rationale

This 6 month investment offers 300% enhanced exposure to the downside movement of the S&P 500® Index, subject to a maximum payment at maturity of $[11.70] to $[12.30] per Bear Market PLUS ([117]% to [123]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).

Investors can use the Bear Market PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in the S&P 500® Index at maturity.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the S&P 500® Index within a certain range of negative price performance.
Best Case Scenario	The S&P 500® Index decreases in value and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity, of $[11.70] to $[12.30] per Bear Market PLUS ([117]% to [123]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
Worst Case Scenario	The S&P 500® Index increases in value and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the increase, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

Summary of Selected Key Risks (see page 12)

■	The minimum payment at maturity only provides 20% protection of principal. You will lose money on your investment if the underlying index increases over the term of the Bear Market PLUS.

■	No interest payments.

December 2008	Page 4

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

■	Appreciation potential is limited by the maximum payment at maturity.

■

The Bear Market PLUS will not be listed on any exchanges, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

■

Any payment to be made on the Bear Market PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Bear Market PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Bear Market PLUS.

■	The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the S&P 500® Index.

■	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

December 2008	Page 5

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, provide for only a minimum 20% return of principal at maturity and have the terms described in the prospectus, prospectus supplement and index supplement, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing value of the underlying index at maturity. The Bear Market PLUS are senior notes issued as part of Barclays Bank PLC’s Medium-Term Notes, Series A. All payments on the Bear Market PLUS are subject to the creditworthiness of Barclays Bank PLC.

Expected Key Dates

Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
January [—], 2009 (expected to price on or about January 23, 2009)	January [—], 2009 (5 business days after the pricing date)	July 28, 2009, subject to postponement due to a market disruption event

Key Terms

Issuer:	Barclays Bank PLC
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
Issue price:	$10 per Bear Market PLUS (see “Syndicate Information” on page 9)
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:

•   If the final index value is less than the initial index value,

$10 + enhanced downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•   If the final index value is greater than or equal to the initial index value,

$10 – upside reduction amount

In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Leverage factor:	300%
Index percent decrease:	(initial index value – final index value) / initial index value
Upside reduction amount:	$10 x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date.
Final index value:	The index closing value of the underlying index on the valuation date.
Valuation date:	July 23, 2009, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$[11.70] to $[12.30] ([117]% to [123]% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
Minimum payment at maturity:	$2 (20% of the stated principal amount)
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page 11.

December 2008	Page 6

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

General Information

Listing:	We do not intend to list the Bear Market PLUS on any securities exchange.
CUSIP:	06740C 493
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:

Some of the tax consequences of your investment in the Bear Market PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Bear Market PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Bear Market PLUS are uncertain and the Internal Revenue Service could assert that the Bear Market PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Bear Market PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Bear Market PLUS as a pre-paid cash-settled executory contract with respect to the Index. If your Bear Market PLUS are so treated, the Bear Market PLUS should generally be taxed in the same manner as an “open transaction”, and you should generally recognize short-term capital gain or loss upon the sale or maturity of your Bear Market PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Bear Market PLUS. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the Bear Market PLUS should be treated in the manner described above. This opinion assumes that the description of the terms of the Bear Market PLUS in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Bear Market PLUS, possibly with retroactive effect.

Other alternative treatments would also be possible. For example, it is possible that the Internal Revenue Service could assert that the Bear Market PLUS should be treated as a short-term contingent debt instrument. There is no statutory, judicial or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and you should accordingly consult you tax advisor about this and other potential alternative treatments of the Bear Market PLUS. For a further discussion of the tax treatment of your Bear Market PLUS, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Bear Market PLUS, you should also examine the discussion in “Selected Risk Considerations — Taxes”, in this free writing prospectus.

Trustee:	The Bank of New York
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Bear Market PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Bear Market PLUS or any amounts payable on your Bear Market PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-87 in the accompanying prospectus supplement.
Contact:	Morgan Stanley clients may contact their Morgan Stanley sales representative or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 886-477-4776. A copy of the each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 1101) or 200 Cedar Knolls Road, Building E, 4th Floor — Attn: US Syndicate Operations, Whippany, NJ 07981.

December 2008	Page 7

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Syndicate Information

Issue Price of the Bear Market PLUS	Selling Concession	Principal Amount of the Bear Market PLUS for any single investor
[$10.000]	[$0.150]	[<$999K]
[$9.9750]	[$0.125]	[$1MM-$2.99MM]
[$9.9625]	[$0.1125]	[$3MM-$4.99MM]
[$9.9500]	[$0.100]	[≥$5MM]

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Bear Market PLUS distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the Bear Market PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2008	Page 8

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$[12.00] ([120]% of the stated principal amount) (based on the midpoint of the range).

Minimum payment at maturity:	$2 (20% of the stated principal amount)

How it works

■

If the final index value is less than the initial index value, then investors receive the $10 stated principal amount plus 300% of the decline in the underlying index over the term of the Bear Market PLUS, subject to the hypothetical maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 93.33% of the initial index value.

■	If the underlying index depreciates 5%, the investor would receive a 15% return, or $11.50.

■	If the underlying index depreciates 50%, the investor would receive the hypothetical maximum payment at maturity of 120% of the stated principal amount, or $12.00.

■

If the final index value is greater than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to the minimum payment at maturity.

■	If the underlying index appreciates 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

■	If the underlying index appreciates 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.

December 2008	Page 9

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is less than the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $[11.70] to $[12.30], or [117]% to [123]% of the stated principal amount of $10 for each Bear Market PLUS (the actual maximum payment at maturity will be determined on the pricing date), where,

enhanced downside payment    =    ($10 × 300% × index percent decrease)

and

index percent decrease	=	initial index value – final index value
initial index value

If the final index value is greater than or equal to the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount    =    ($10 × index percent increase)

and

index percent decrease	=	final index value – initial index value
initial index value

Because the upside reduction amount will be greater than or equal to 0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

December 2008	Page 10

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the Bear Market PLUS involves significant risks. Investing in the Bear Market PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

Structure Specific Risk Factors

■

Bear Market PLUS do not pay interest and only provide for a minimum 20% return of principal. The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and only provide for a minimum 20% payment of the principal amount at maturity. If the final index value is greater than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the underlying index, subject to the minimum payment at maturity.

■

Appreciation potential is limited. The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $[11.70] to $[12.30], or [117]% to [123]% of the stated principal amount (the actual maximum payment at maturity will be determined on the pricing date). Although the leverage factor provides 300% exposure to any decline in the value of the underlying index at maturity, because the payment at maturity will be limited to [117]% to [123]% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value falls below approximately 92.33% to 94.33% of the initial index value.

■

Market price influenced by many unpredictable factors. Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

■

Credit of Issuer: The Bear Market PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Bear Market PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Bear Market PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Bear Market PLUS.

■

Not equivalent to investing in or taking a short position with respect to the underlying index. Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to, the underlying index or its component stocks. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

■

Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

December 2008	Page 11

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

■

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Bear Market PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

■

The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain. The federal income tax treatment of the Bear Market PLUS is uncertain and the Internal Revenue Service could assert that the Bear Market PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Bear Market PLUS even though you will not receive any payments with respect to the Bear Market PLUS until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Bear Market PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Bear Market PLUS.

Other Risk Factors

■

The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Bear Market PLUS. We do not intend to list the Bear Market PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Bear Market PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily. Because other dealers are not likely to make a secondary market for the Bear Market PLUS, the price, if any, at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Bear Market PLUS.

■

Potential adverse economic interest of the calculation agent. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Bear Market PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Bear Market PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could decrease the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS. Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

December 2008	Page 12

Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

Information about the S&P 500® Index

The S&P 500® Index. The S&P 500 Index is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Bear Market PLUS.

The information on the S&P 500® Index provided in these preliminary terms should be read with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 3, 2003 through December 19, 2008. The closing value of the underlying index on December 19, 2008 was 887.88. We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment

S&P 500® Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter (through December 19, 2008)	1,167.03	741.02	887.88

December 2008	Page 13